Exhibit 21.1

Subsidiaries of Zoran Corporation

Name	Jurisdiction of Registration
Zoran Taiwan Corporation	Taiwan
Zoran Digital Technologies (Shenzhen) Ltd	China
Zoran GmbH	Germany
Zoran Microelectronics Ltd.	Israel
Zoran Japan K.K.	Japan
Zoran Korea Ltd.	South Korea
Zoran Asia Pacific Ltd.	Hong Kong
Zoran UK Ltd.	United Kingdom
Zoran Electronics Singapore Pte. Ltd.	Singapore
Zoran International, Inc.	Delaware, U.S.A.
Oak Technology, LLC	Delaware, U.S.A.
Pixel Magic, Inc.	Delaware, U.S.A
Zoran France SA	France